Exhibit 10.17
REDEMPTION AND STOCK PURCHASE AGREEMENT
     THIS REDEMPTION AND STOCK PURCHASE AGREEMENT is made as of the 11th day of July, 2005, by and between Thomas J. Belville (“T. Belville”) and Robert E. Belville (“R. Belville”) (T. Belville and R. Belville hereinafter sometimes referred to individually as “Seller” and collectively as “Sellers”), E-Rail Logistics, Inc. (“E-Rail”), a New York corporation (hereinafter referred to as “Buyer”), and Belville Mining Company, Inc., an Ohio corporation (hereinafter referred to as “BMC”).
RECITALS
     WHEREAS, T. Belville and R. Belville represent that each owns ten (10) shares of BMC’s common stock (twenty (20) shares total), No par value per share (the “Common Stock”) respectively, comprising 100% of the outstanding issued shares of BMC (the “Shares”); and
     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, on the terms and conditions set forth herein, all of the Shares; and
     NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1. DEFINITIONS
     1.1 “Agreement” shall mean this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof
     1.2 “Bank One Obligation” means the letter of Bank One, dated May 17, 2005, addressed to BMC and T. Belville, setting forth Bank One’s agreement to accept a single lump sum payment of $800,000 as full and final satisfaction of all amounts owed to it by BMC, T. Belville and R. Belville, and to accept a single lump sum payment of $40,000 as full and final satisfaction of the obligations of Thomas J. and Loretta Belville to Bank One, and to release all liens of Bank One against the Real Property and stock pledged as collateral, if received on or before July 25, 2005, as that letter agreement may be amended with the consent of the Buyer, and as reduced by the payment of $50,000 provided for in Section 4.1 of this Agreement.
     1.3 “Equipment” shall mean all machinery, equipment, fixtures, parts and other tangible personal property that are owned by BMC, including, without limitation, the machinery and equipment listed on Schedule 1.3 hereof.
     1.4 “Liabilities” shall mean all liabilities of BMC as of the date of this Agreement which are known by Sellers, in the exact or estimated amounts thereof, set forth on Schedule 1.4 hereof, including but not limited to any unpaid taxes of BMC for any taxable period that ends on or before the Closing or, in the case of a taxable period beginning before and ending after the Closing, the portion of such period through the end of the Closing, as the same shall be updated prior to the Closing Date (as hereinafter defined) pursuant to Section 4.4 hereof to reflect the liabilities known by Sellers and amount thereof.

     1.5 “Permits” shall mean all permits, licenses and governmental authorizations, registrations and approvals held by BMC, including but not limited to, those listed on Schedule 1.5 to this Agreement.
     1.6 “Real Property” shall mean all real property, surface estates, leases, easements, options, rights-of-way, access rights, and other rights or interests in real property and improvements thereon owned or leased by BMC, including, but not limited to, those listed on Schedule 1.6 to this Agreement.
2. REDEMPTION AND SALE OF CORPORATE STOCK
     Upon the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein, at Closing (as defined in Section 5 hereof), (a) BMC agrees to redeem 81.596 percent of the Sellers’ Shares (the “Redemption Shares”) and Sellers agree to tender such interest in their Shares in redemption for the Redemption Price (as defined in Section 3 hereof), and (b) the Buyer agrees to purchase from the Sellers and the Sellers hereby agree to sell and transfer to the Buyer, all of Sellers’ remaining interest (18.404 percent) in the Shares (the “Sale Shares”) for the Purchase Price (as defined in Section 3 hereof), in each case free and clear of all liens, equities, encumbrances and claims of any kind and rights of any person.
3. REDEMPTION AND PURCHASE PRICES
     3.1 The Sellers and BMC agree that the total redemption price for the interest in the Redemption Shares to be tendered to BMC in redemption (the “Redemption Price”) shall be the sum of (i) the amount of shareholder debt cancelled in accordance with Section 3.2 hereof and (ii) $1,315,000, or such lesser or greater amount as provided pursuant to Section 3.1(b) hereof, which shall be paid by BMC at Closing by the execution and delivery to Sellers of two secured promissory notes, as follows:
     (a) A self-liquidating note (the “Liquidating Note”) to be issued by BMC payable to the order of the Sellers in the principal amount of $575,000, and subject to offset for the amount of Sellers’ indemnity obligations as provided in Section 10.2 hereof, said note to be in the form attached hereto as Exhibit A.
     (b) An installment note (the “Installment Note”) issued by BMC payable to the order of the Sellers in the principal amount of $740,000 or such lesser or greater amount as determined as follows: if the liabilities of BMC contained on Schedule 1.4, updated as provided in Section 4.4, exceed Two Million One Hundred Seventy One Thousand Five Hundred Dollars ($2,171,500) in the aggregate, the principal amount of the Installment Note shall be reduced by the amount of the liabilities on updated Schedule 1.4 in excess of $2,171,500, and if the liabilities of the BMC contained on Schedule 1.4, updated as provided in Section 4.4, are less than $2,171,500 (except to the extent such reduction results from the payments made pursuant to Sections 4.1, 4.2 and 4.3 hereof), the difference between the liabilities on updated Schedule

1.4 and $2,171,500 will be added to the principal amount of the Installment Note; and provided that said Installment Note shall be subject to any offset for the amount of Sellers’ indemnity obligations as provided in Section 10.2 hereof, said Installment Note to be in the form attached hereto as Exhibit B.
     (c) At Closing, Buyer shall provide to Sellers a first mortgage on 700 unencumbered acres (hereinafter “Mortgage 1”), to be in the form attached hereto as Exhibit C, and a second mortgage on 800 acres remaining (hereinafter “Mortgage 2”) (with the first mortgage position to be held by Rollyson and Roshon as further provided herein), to be in the form attached hereto as Exhibit D, to secure both the Liquidating Note and Installment Note (the “Notes”) provided for in this Section. The Mortgages shall provide that any reduction in the amount of the Notes made based on a claim by Sellers that Sellers owe the Buyer any amount under Sellers’ indemnity under Article 10 hereof shall not constitute an event of default or other grounds for purposes of commencing or enforcing a foreclosure on the properties subject to Mortgage 1 or Mortgage 2, unless and until it has been finally determined, either by written agreement of the parties, court decision, binding arbitration or other dispute resolution mechanism agreed to by the parties, that the amount of Sellers’ liability under Article 10 applied in reduction of the Notes (or any portion thereof) was incorrect, and BMC does not pay the amounts past due within 10 business days following such final decision. Notwithstanding the foregoing, the grant of Mortgages 1 and 2 are subject to the exception that an approximately 10 acre tract along Route 140, within the tract which is subject to a mortgage held by James H. and Genevieve Rollyson (the “Rollyson Mortgage”), known as the Globe Hollow Tract, where the Buyer is planning on the installation of a rail line, will be excluded from the Mortgages to secure the Notes, as noted in Section 4.6(a).
     3.2 As additional consideration for said redemption of the Redemption Shares, at Closing, all debts owed by the Sellers to BMC, in the approximate amount of $2,070,000, excluding the obligations to be incurred at Closing contained in the Liquidating Note and Installment Note as provided for in Section 3.1(a), shall be canceled and forgiven in full. An itemization of all Sellers’ debts to BMC, showing the amounts outstanding, shall be prepared by BMC and Sellers and presented at Closing, to be attached to an instrument executed by BMC formally canceling such debts (the “Shareholder Debt Cancellation Instrument”).
     3.3 The Sellers and the Buyer agree that the total purchase price for the interest in the Sale Shares being sold to Buyer (the “Purchase Price”), shall be $763,500, which shall be paid by Buyer to Sellers, in cash, as follows:
          (a) an advance payment of $10,000 shall be made by Buyer to Sellers on execution of this Agreement; and
          (b) at Closing; $753,500 shall be paid in cash by Buyer to Sellers, by wire transfer to an account or accounts of the Sellers pursuant to instructions provided by Sellers at least 3 business days prior to Closing.
     3.4 The Redemption Price and Purchase Price shall be allocated by and among T. Belville and R. Belville as mutually agreed upon by them and set forth in a Memorandum of Understanding and Agreement by and between T. Belville and R. Belville dated May 18, 2005.

4. PRE-CLOSING OBLIGATIONS.
     4.1 As evidence of good faith, Buyer has deposited the sum of $50,000, which deposit is being held in escrow by Dean K. Hunt, Esq. (the “Escrow Agent”) according to the Escrow Agreement between the parties dated June 30, 2005, as amended (the “Escrow Agreement”). Upon execution of this Agreement, provided that this Agreement is executed on or before July 11, 2005, the Escrow Agent shall pay said escrow deposit on behalf of the Company to Bank One, to the Attention of Esther Bullock, Assistant Vice President, JP Morgan Chase Bank, NA, P.O. Box 29550, Phoenix, Arizona 85036, (480) 927-6110. Upon payment of said deposit to Bank One, said payment shall be applied to the debts of BMC required to be paid at Closing referenced in Section 5.2 and Schedule 5.2, and a reduction in the corresponding amount set forth in Schedule 1.4 hereof.
     4.2 Reclamation Obligations. On or about May 25, 2005, the Buyer paid Sellers the amount of $25,000 for use in performing and overseeing reclamation work on areas covered by the Permits. On or before Closing, Sellers will present evidence to the Buyer that said $25,000 was expended to perform reclamation work on areas covered by the Permits. Such payment shall be applied to and reduce the corresponding debts of BMC itemized in Schedule 1.4 hereof.
     4.3 Preparing Tax Returns. Except as set forth on Schedule 4.3, Sellers represent and warrant to the Buyer that, as of the date of this Agreement, BMC has filed all returns, reports or declarations for federal, state or local taxes required to be filed for all periods ending before the date hereof. On or before Closing, Sellers will cause BMC to prepare all returns, reports or declarations listed on Schedule 4.3 (the “Unfiled Returns”). On or about June 22, 2005, the Buyer paid Kelley, Galloway & Company, PSC the amount of $4,000 for use in preparing the Unfiled Returns, which payment shall be applied as a reduction to the corresponding amount set forth in Schedule 1.4 hereof..
     4.4 Schedule of BMC Liabilities. Within three (3) business days prior to Closing, Sellers shall update or revise Schedule 1.4 hereof to reflect all liabilities of BMC as of such time and the amounts thereof to the best of their knowledge, and including in such updated schedule income, franchise, real estate and any other taxes of BMC not yet due and payable for the portion of the current tax year up to and including the date of Closing, including, for purposes of income or other relevant tax calculations, the cancellation of indebtedness income that will be realized by BMC upon payment of the Bank One Obligation (the liabilities shown on Schedule 1.4 as so updated, hereinafter the “Updated Liabilities”), and provide a copy thereof to the Buyer.
     4.5 New Share Certificates. BMC shall prepare, for issuance to Sellers in exchange for and in cancellation of the Shares at Closing, new certificates representing the Redemption Shares to be tendered in redemption to BMC under this Agreement and the Sale Shares to be sold to Buyer.
     4.6 Restructuring Certain Existing Obligations. BMC shall negotiate and prepare documents, for execution at Closing, which implement the following restructuring of BMC’s existing obligations to James H. and Genevieve Rollyson (the “Rollyson Obligation”), Gale

Roshon (the “Roshon Obligation”), and Walker Equipment, Inc. (the “Walker Equipment Obligation”):
     (a) The existing Rollyson Obligation will be satisfied and superseded in its entirety by a payment of $50,000, in cash to the Rollysons, at Closing, as one of BMC’s Pay At Closing Obligations, and by execution and delivery of a note by BMC its entirety by a new note in the amount of $480,000 bearing 5.5% per annum interest payable in 24 equal monthly payments of principal and interest of $21,165.91, being the amount which completely amortizes the debt over 24 months. Such note will be secured by a first mortgage on the same property which is currently mortgaged under the Rollyson Mortgage, except for the approximately 10 acre portion of the Globe Hollow Tract described in Section 3.1(c) hereof (the “Railroad Portion”), provided that the mortgage holder shall be provided a right of ingress and egress easement over said Globe Hollow Tract. Such note and mortgage shall otherwise be on terms and conditions reasonably acceptable to Buyer, including an agreement to grant a mortgage on the Railroad Portion to the Rollysons if certain rail improvements are not made thereon in a reasonable time. The Rollyson Obligation, as so restructured, is herein referred to as the “Revised Rollyson Obligation”.
     (b) The existing Roshon Obligation will be satisfied and superseded in its entirety by a payment of $10,000, in cash to Gale Roshon, at Closing, as one of BMC’s Pay At Closing Obligations, and by execution and delivery of a note by BMC its entirety by a new note in the amount of $90,000 bearing 5.5% per annum interest payable in 24 equal monthly payments of principal and interest of $3,968.61, being the amount which completely amortizes the debt over 24 months, and otherwise on terms and conditions reasonably acceptable to Buyer. The Roshon Obligation, as so restructured, is herein referred to as the “Revised Roshon Obligation”.
     (c) The existing Walker Equipment Obligation will be satisfied and superseded in its entirety by a payment of $10,000, in cash, to Walker Equipment at Closing, as one of BMC’s Pay At Closing Obligations, and by execution and delivery of a note by BMC its entirety by a new note in the amount of $89,264.44 bearing 6.5% per annum interest payable in 36 equal monthly payments of principal and interest of $2,735.87, being the amount which completely amortizes the debt over 36 months, and otherwise on terms and conditions reasonably acceptable to Buyer. The Walker Equipment Obligation, as so restructured, is herein referred toas the “Revised Walker Equipment Obligation”.
     Attached hereto as Exhibit F are copies of letters executed by the Rollysons, Roshon and Walker Equipment indicating their agreements to enter into restructuring of their debts as described in this Section 4.6.
     4.7 Right of Termination of Tenancy. BMC shall enter into an agreement with the tenant John Schob, who provides property watch services with respect to the immediate area on which the barns are located, which agreement shall permit BMC to terminate his tenancy and require him to vacate the premises at the sole discretion of BMC upon at least thirty days prior notice at no cost to BMC.
     4.8 Title Report. Buyer shall obtain, at Buyer’s sole cost and expense, a title report on the Real Property owned and leased by BMC, together with copies of all material documents of record relating thereto, from an attorney licensed to do business in Ohio no later than July 20, 2005.
     4.9 Cooperation with Due Diligence Inquiries. BMC and Sellers shall cooperate, and cause their accountants and other advisors to cooperate with the Buyer and its representatives in Buyer’s due diligence investigations of BMC and Sellers and their respective assets, liabilities, business, liens, and litigation or proceedings, and provide access to books and records, and copies of reports, contracts, leases, documents, instruments, correspondence, or other information reasonably requested by the Buyer or its representatives. Any such information shall be kept confidential by the Buyer and its representatives and used solely for purposes of the transactions contemplated by this Agreement.
5. CLOSING.
     5.1. The closing of the redemption, sale and purchase of Shares pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. at the offices of Best Title at 211 Center Street, Ironton, Ohio, on Monday, July 25, 2005, or such other time and date as the parties may mutually agree, including any extension requested by Buyer and approved by Bank One and Sellers (the “Closing Date”), with the transactions to be conducted at such closing becoming effective at the close of business on the Closing Date.
     5.2 Attached as Schedule 5.2 hereof is a list setting forth all Liabilities to be paid at Closing (the “Pay At Closing Obligations”). At Closing, the Buyer shall pay all Pay At Closing Obligations in full and provide evidence of such payment to Sellers (which may be by evidence of wire transfer or copy of the check and accompanying letter or payment form with envelope ready to be deposited in the mail) or, in the case of the Bank One Obligation, provide evidence to Sellers that the Buyer has entered into an arrangement providing for the payment of said obligation and deliver releases of Sellers from said obligations and of Loretta Belville and Bank One’s security interest in the Shares from said obligation.
     5.3 At the Closing, BMC shall perform the following:
          (a) Exchange the certificates representing the Redemption Shares and the Sale Shares for the certificates representing the Shares and cancel the certificates representing the Shares.
          (b) Execute and deliver to Sellers the Liquidation Note, the Installment Note, Mortgage 1, and Mortgage 2.
          (c) Execute and deliver the Shareholder Debt Cancellation Instrument pursuant to Section 3.2.
          (d) Execute and deliver the note and mortgage referred to in Section 4.6(a) hereof relating to the Revised Rollyson Obligation, the note referred to in Section 4.6(b) hereof relating to the Revised Roshon Obligation, and the agreement with Walker equipment, Inc. referred to in Section 4.6(c) hereof relating to the Revised Walker Equipment Obligation.

     5.4 At the Closing, the Sellers shall perform the following:
          (a) Tender the certificates evidencing the Shares in exchange for the certificates evidencing the Redemption Shares and the certificates evidencing the Sale Shares.
          (b) Deliver to BMC the certificates representing the Redemption Shares, duly endorsed, in exchange for the Liquidation Note, the Installment Note, Mortgage 1, Mortgage 2 and the Shareholder Debt Cancellation Instrument.
          (c) Deliver the certificates evidencing the Sale Shares to Buyer, duly endorsed.
          (d) Deliver evidence that the money provided for reclamation has been expended in accordance with Section 4.2.
          (e) Deliver evidence that the Unfiled Returns have been prepared, in accordance with Section 4.3, and sign any returns requiring signature.
          (f) Deliver to BMC (with a copy to Buyer) the itemization of shareholder debts required by Section 3.2.
          (g) Deliver the certificate required by Section 8.1(a).
          (h) Deliver a resignation of the Sellers as officers, directors and all other positions of BMC, and any benefit plans relating thereto, and cancellation of any authority as signatories on all bank, mutual fund and other accounts, resignations and cancellations shall be deemed accepted by BMC effective at the Closing.
          (i) Deliver to the Buyer the corporate minute book, corporate papers, and the books and records of BMC, including but not limited to all tax records (A) relating to any taxable period beginning before the Closing Date for which the statute of limitations has not expired, and (B) with respect to any taxable year in which BMC sustained a net operating loss.
          (j) The Sellers shall deliver to the Buyer keys to any premises of BMC and keys to any vehicles or equipment owned or leased by BMC, provided that T. Belville shall have one (1) year from the date of Closing to remove personal belongings from the barns on the Real Property, provided further that BMC and Buyer shall have no liability for loss, destruction or casualty to such personal belongings, shall not be required to provide insurance for said personal belongings, and T. Belville agrees to remove said personal belongings within 30 days upon notice from BMC or Buyer that said personal belongings need to be removed at an earlier time.
          (k) Sellers shall deliver to the Buyer true, correct and complete copies off its stock record books, which stock record books shall accurately reflect the record ownership of the BMC Shares.
     5.5 At the Closing, the Buyer shall perform the following:

          (a) Pay to Sellers the Purchase Price in accordance with Section 3.1(b).
          (b) Appoint new directors and officers pursuant to actions in writing in lieu of meetings of the shareholders and directors.
          (c) Pay the Pay At Closing Liabilities and provide evidence thereof or, with respect to the Bank One Obligation, provide evidence of an alternative arrangement with Bank One and deliver the required releases, as specified in Section 5.2 hereof.
          (d) Deliver the certificate to Sellers required by Section 9.1(a).
6. CONDUCT OF BUSINESS PENDING CLOSING
     6.1 BMC, the Sellers and the Buyer agree that pending the Closing:
          (a) BMC’s business will be conducted only in the ordinary course consistent with that conducted within the past 12 months and BMC shall enter into no transaction except in accordance with that standard or as is otherwise specifically contemplated by this Agreement. In no event shall BMC borrow any money or lend or advance any funds to any person or entity, make any sale, lease or other transfer of any Real Property or any tangible personal property (other than inventory in the ordinary course of business) without the prior written approval of the Buyer.
          (b) No change will be made in BMC’s Certificate of Incorporation or Bylaws, except as may be first approved in writing by the Buyer.
          (c) No change will be made in BMC’s authorized or issued shares of stock and BMC will issue no options, warrants or other agreements for the issuance of stock or other securities of BMC, except as contemplated by this Agreement.
          (d) BMC shall not pledge, grant any security interest on, or permit any lien or other encumbrance upon any of its properties, or enter into any contract or agreement providing for the same.
          (e) No contract or commitment will be entered into by or on behalf of BMC, except for those contracts or commitments that may otherwise be approved in writing by the Buyer or otherwise expressly contemplated by this Agreement, and as follows: (i) BMC is authorized to transfer two motor vehicles, one 1979 Cadillac and one 1993 Ford Explorer to T. Bellville.
          (f) BMC shall not commence any action or proceeding in bankruptcy, be dissolved, liquidated, merged or consolidated with any other corporation or entity, or acquire any corporation, association, partnership, joint venture or other entity, or enter into any agreement to any of the foregoing.
          (g) No Seller shall pledge, encumber, or suffer any lien to be imposed on any of the Shares, or sell, assign or otherwise transfer all or any portion of the Shares or enter into any agreement to do the same.

          (h) BMC shall not distribute or otherwise transfer title to any of BMC’s property to Sellers or to any other person or company other than transfers of property in the ordinary course of business to unaffiliated or unrelated customers or creditors of BMC.
     6.2 Sellers shall be entitled to all revenue earned and received by BMC through the Closing Date, provided, however, that they shall cause BMC to retain so much of such revenue as necessary to pay debts and expenses of BMC such that the total liabilities of BMC (including but not limited to liabilities for franchise, income, real estate and other taxes not yet due and payable but attributable to the period prior to Closing) do not exceed $2,171,500 (less the amounts prepaid referenced in Sections 4.1 — 4.3 hereof) as of the Closing Date. 7.
7. REPRESENTATIONS AND WARRANTIES.
     7.1 Representations and Warranties of Sellers. The Sellers and BMC jointly and severally represent and warrant to Buyer as follows.
          (a) Organizational Standing of Company. BMC is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now owned and as it is now being conducted.
          (b) Subsidiaries. BMC has no subsidiaries or interests in any other entities.
          (c) Capitalization. The aggregate number of securities that BMC is authorized to issue is Two Thousand Five Hundred (2,500) shares of Common Stock of which Twenty (20) shares are issued and presently outstanding. Said issued and outstanding Shares are the sole securities (100%) of BMC issued and presently outstanding. The issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive, subscription or other rights or laws, and when sold, transferred and delivered to the Buyer in accordance with the terms of this Agreement, and will be free of all restrictions on transfer other than those arising under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws. There are no other debt or equity securities of BMC outstanding and there is no outstanding option, warrant, right, call, subscription or other agreement or commitment to which either of the Sellers or BMC is a party which (i) calls for the issuance, sale, pledge or other disposition of any shares of BMC common stock, including the Shares, or any securities convertible or exchangeable into, or other rights to acquire, any shares of BMC common stock, (ii) obligates any Seller to grant, offer or enter into any of the foregoing, or (iii) relates to the voting, transfer or control of the Shares. There are no agreements, contracts, obligations or undertakings (written or oral) to which either the Sellers or BMC is a party (or by which either of them are bound) relating to the issuance, sale or transfer of any securities of BMC.
          (d) Share Ownership. Subject to the security interest of Bank One, the Sellers: (i) are the sole record, legal and beneficial owner of the issued and outstanding Shares; and (ii) the delivery to Buyer of the certificates for the Shares in the manner contemplated by this Agreement will transfer to Buyer exclusive legal and beneficial ownership of the Shares, free and clear of all liens, equities, encumbrances and claims of every kind, or rights of any person.
          (e) No Stock Registration. The Shares of BMC have not been registered under the Securities Act, or the securities laws of the state of Ohio, and the Sellers are relying upon an exemption from such registration requirements afforded under the Securities Act, regulations promulgated under the Securities Act, and under the securities laws of the state of Ohio.
          (f) Authority for Transaction; Binding Obligation. Sellers have full power and authority to enter into, deliver and perform this Agreement and each instrument executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights.
          (g) No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not constitute a conflict with, breach or violation of or default (or an event which with notice or lapse of time or both would become a default) under: (i) any agreement, instrument, license, franchise or permit to which any Seller is subject or by which any Seller is bound; (ii) any order, writ, injunction or decree to which any Seller is subject or by which any Seller is bound; or (iii) any law, rule or regulation to which any Seller is subject. Except for consents and approvals already obtained, no Seller is required to submit any notice, report or other filing to or obtain any consent or approval from any governmental authority or third party under any material agreement to which a Seller is a party in connection with the execution and delivery by the Sellers of this Agreement or the consummation of the transactions contemplated hereby.
          (h) Property. BMC owns or leases or has the easements or rights described in Schedule 1.6 hereto, as described therein, and has not sold, transferred, leased, assigned or otherwise disposed of any such estates in real property. The real property option agreement by and between BMC and Emily Lucy C. Burch, AKA Emily Lucy C. Wingert, dated January 5, 2005, a true and correct copy of which is attached hereto as Exhibit E, is current and valid, has not expired or been terminated, has not been sold, transferred, assigned or otherwise disposed of, and is subject to extension according to the terms, payments and provisions contained therein, and all payments required to be paid thereunder have been paid except the final payment due no later than December 31, 2005. Except as set forth in Schedule 1.6, there are no other written or oral leases, tenancies, rights of possession, licenses or occupancy agreements covering or affecting the Real Property granted by BMC. Additionally, BMC represents and warrants that it owns fee simple title to the land and improvements thereon commonly referred to as the Rollyson and Roshon tracts of property, comprising approximately 800 acres, and the approximately 10 acre portion of the tract commonly referred to as the Globe Hollow Tract which runs along Route 140, and in addition possesses fee simple title or permanent easements to any other property necessary to provide ingress and egress to such tracts to and from a public highway, in each case subject only to the liens described on Schedule 7.1(h).
          (i) Condemnation. BMC has received no notice of any pending or threatened condemnation, taking by eminent domain or similar proceeding by any governmental entity with respect to all or any portion of the Real Property and neither Sellers nor BMC have any actual knowledge of any such threatened condemnation, taking or similar proceeding.
          (j) Mortgages. Schedule 7.1(j) sets forth a list of all mortgages on the Real Property.
          (k) Contracts. Schedule 7.1(k) sets forth a list of all contracts of BMC which require BMC to perform any covenants beyond a 30 day period or pay any amounts, or contain unperformed obligations of any other party or which are the basis of any existing claim or threatened claim by or against BMC, or which, although believed by
          (l) Other Disclosure. Schedule 7.1(1) is a due diligence checklist prepared by Buyer for Sellers and the information set forth therein is true and correct in all material respects.
          (m) Taxes. The liability of BMC with respect to all Unfiled Returns is approximately $45,000, subject to being updated according to Section 4.4. As of the Closing Date, (1) all federal, state, county and local income, excise, profits, franchise, property, sales, use, occupancy, value-added and other tax returns, reports and forms required by law to be filed by BMC with respect to all periods up to the Closing Date have been filed or will be prepared as provided in Section 4.3, (2) all such returns, reports and forms are or will be true and correct, (3) BMC has paid or will have paid all taxes and other governmental charges (including interest and penalties) due, after giving effect to all applicable extensions, other than taxes, interest, penalties or other charges which are (x) due and payable in connection with the Unfiled Returns, or (y) not then yet due, or (z) being contested in good faith (the taxes and other charges described in clauses (x), (y) and (z) as of the Closing Date being herein referred to as the “Unpaid Taxes”). All such taxes and other assessments and levies which BMC is required by law to withhold or to collect, other than the Unpaid Taxes, have been or will have been duly withheld and collected and have been paid over to the proper governmental agencies or segregated and set aside for such payment. As of the Closing Date there will be no agreement for the extension of the time of any assessment of any tax with respect to BMC’s business. There are no audits of any of BMC’s tax returns currently in progress nor has BMC received any notice of any forthcoming audits, except as set forth on Schedule 7.1(m). There are no claims or proceedings pending with respect to BMC’s business for past-due taxes, and no such claims or proceedings are threatened. Except as set forth on Schedule 7.1(m), BMC has not received any notice of any tax lien with respect to its business having been filed in any jurisdiction. Except asset forth on Schedule 7.1(m), none of BMC’s tax returns or tax reports have been audited since 1990. There is no dispute or claim concerning any tax liability of BMC either (i) claimed or raised by any taxing authority in writing or (ii) otherwise known to BMC or the Sellers.
          (n) Compliance with Laws. Except as provided on Schedule 7.1(n), BMC has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances,

codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business, including but not limited to the Surface Mining Control and Reclamation Act of 1977, as amended, and all regulations promulgated thereunder, Chapter 1513 of Title XV of the Ohio Revised Code, as the same has been amended, and all regulations thereunder, all federal, state and local environmental, occupational health and safety and land use laws, regulations, orders, rules, or ordinances (collectively “Laws”). Except as set forth in Schedule 7.1(n), there are no pending or, to the knowledge of any Seller, threatened (A) suits, claims, complaints, investigations, inquiries, notices or requests for information received by BMC with respect to any alleged violation of any Laws, or (B) complaints, notices or inquiries to BMC regarding potential liability under any Laws. Except as set forth in Schedule 7.1(n), BMC has filed all reports and notices required by Laws and there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions, or plans that can reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation, or inquiry against or involving BMC allegedly or actually based on or related to any violation of any Laws or that is reasonably likely to require BMC to incur any costs, expenses, damages, fines or penalties in connection therewith.
          (o) Litigation. Except as set forth on Schedule 7.1(o), there is no civil, criminal or administrative action, suit, claim, notice, hearing, examination, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency (“Litigation”) now in progress or pending or, to the best knowledge of the Sellers, threatened against BMC or any Seller, or any of their respective assets (including the Shares) or the business of BMC. None of BMC, the Sellers or the Shares is subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.
          (p) Undisclosed Liabilities. Except as set forth on Schedule 1.4 as the same may be revised pursuant to Section 4.4 hereof, and Schedules 7.1(j), 7.1(k), 7.1(m), 7.1(n) and 7.1(o) BMC has no liability of any nature (whether due or to become due, known or unknown, absolute or contingent), including, but not limited to, liabilities for taxes, violations of or obligations under any Laws, incurred with respect to any of its corporate existence, activities, operations, properties, employees, agents, consultants, contracts, omissions, negligence or intentional misconduct, up to the Closing Date.
          (q) No Broker. The Sellers have not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
          (r) No S Election. BMC has not made the election to be treated as an “S” corporation for federal income tax purposes.
          (s) Disclosure. None of the representations or warranties made by Sellers in this Agreement, and none of the information contained in any document heretofore furnished to the Buyer or its agents or required to be furnished by the Sellers to the or to any of its representatives pursuant to this Agreement and the Schedules and/or Exhibits contemplated hereby, is or shall be false or misleading as to any material fact, or omits or shall omit to state a material fact required to be stated therein or necessary in order to make any of the statements made therein taken together, in light of the circumstances under which they were made, not misleading.
          (t) Changes Affecting Representations. All of the representations and warranties set forth in this Section 7.1 shall be true and correct in all material respects as if restated in their entirety on the Closing Date. In the event there is any change in the truth, correctness or completeness of any of the representations or warranties as set forth on the date of this Agreement prior to the Closing Date, the Sellers shall promptly disclose such discrepancy or change to the Buyer, in writing.
          (u) No Representations Concerning Minability or State of Assets. Sellers make no representations, covenants, or warranties, expressed, implied or otherwise, concerning the quality, quantity, minability, merchantability, or the accessibility of any coal or minerals on, in, or under the Real Property or concerning the use or occupation that may be made of the Real Property or the income that may be derived therefrom. Except as otherwise expressly stated in this Agreement, all the Real Property, Equipment, Permits, and/or other real and personal property and assets of BMC are conveyed AS IS and WHERE IS and Sellers provide no representations, covenants, or warranties, express, implied or otherwise, concerning the Real Property, Equipment, Permits, and/or other real and personal property and assets of BMC.
     7.2 Representations and Warranties of Buyer. Buyer represents and warrants:
          (a) Authority for Transaction. Buyer has all requisite power and authority to enter into, deliver, and perform this Agreement and each other agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby and such action by Buyer pursuant hereto constitute such Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights. Each of the Buyer’s execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized.
          (b) Investment Intent. Buyer is acquiring the Shares for its own account as an investment with no present intent to sell, transfer or otherwise distribute such stock.
          (c) No Broker. The Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.
     8.1 The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived at the option of the Buyer:

          (a) No Misrepresentation or Breach of Covenants, Representations and Warranties. The representations and warranties of Sellers contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date, there shall have been no material breach by the Sellers or BMC in the performance of any of Sellers’ or BMC’s covenants herein and there shall have been delivered to the Buyer a certificate to that effect, dated the Closing Date, and signed by the Sellers individually and a duly authorized officer of BMC.
          (b) No Material Adverse Event. Between the date hereof and the Closing Date, and except as disclosed in the Schedules attached to this Agreement, no action, suit, proceeding or governmental charge, complaint or investigation shall have been commenced or threatened which has or could have a material adverse effect on the assets of BMC, nor shall any casualty or other event have occurred which has or could have a material adverse effect on the assets of BMC, or which could prevent the Buyer’s ability to conduct its intended operation of a landfill on the Real Property owned by BMC.
          (c) Excessive Liabilities. The Buyer shall not have determined, in its reasonable judgment, that the liabilities of BMC as of the Closing Date exceed $2,910,000, inclusive of amounts shown on all Schedules hereto, amounts of taxes, interest, penalties or other charges payable with respect to Unfiled Returns and the amounts prepaid pursuant to Sections 4.1 - 4.3 hereof. Bank One shall not require payment of more than $840,000 as full and final satisfaction of all liabilities of BMC and for release of all liens of Bank One against the Real Property or any other assets of BMC, except as the Bank One Obligation may amended with the consent of the Buyer,.
          (d) Use as a Landfill. The Buyer shall not be prohibited from operating a landfill on the Real Property owned by BMC. The Buyer shall not have discovered any condition of the Real Property owned by BMC (i) renders the Real Property unsuitable for the conduct of a construction and demolition debris landfill thereon, or (ii) which would require such work or additional improvements as to render the use of such Real Property as a construction and demolition debris landfill not economically feasible or viable, in each case (i.e., for each of clause (i) and (ii)) in the reasonable opinion of qualified landfill engineers. The Buyer shall not have discovered any law or regulation that (x) prevents Buyer from installing and operating a construction and demolition debris landfill on Real Property owned by the Buyer, (y) will require such work or additional improvements to such Real Property as to render the use of such Real Property as a construction and demolition debris landfill not economically feasible or viable in the reasonable opinion of qualified landfill engineers. The 6 month moratorium (for July through December 2005) on the issuance of new permits for the construction or conduct of construction and demolition debris landfills recently enacted by Ohio will not, in the reasonable opinion of qualified attorneys experienced in Ohio regulation of construction and demolition debris landfills, delay Buyer’s ability to obtain such a permit by more than 4 months beyond the time period it would have normally taken Buyer to obtain such a permit, all other things being equal.

          (e) Necessary Consents Obtained. Any consent or approval of any governmental agency or authority, mortgagee, contract party or any other person or entity required to transfer the Shares to the Buyer shall have been obtained, in writing.
          (f) No Change in Property. BMC’s property shall be in as good a condition as it was upon the date of entering this Agreement, except for reasonable wear and tear.
          (g) Title Insurance. Buyer shall have a commitment for an ALTA title insurance policy on the Real Property owned by BMC from a reputable title insurance company and authorized to do business in Ohio insuring BMC’s ownership interest therein, at standard rates and subject only to such permitted exceptions as do not materially affect BMC’s ability to conduct a landfill operation thereon.
          (h) Deliveries and Payments. Sellers shall make all deliveries and payments and perform any other obligations required of it by Section 5.4 hereof.
9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.
     9.1 The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby, shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived at the option of the Sellers:
          (a) No Misrepresentation or Breach of Covenants, Representations and Warranties. The representations and warranties of the Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date, there shall have been no material breach by the Buyer in the performance of any of the Buyer’s covenants herein and there shall have been delivered to the Sellers a certificate to that effect, dated the Closing Date, and signed by a duly authorized officer of the Buyer.
          (b) Deliveries and Payments. The Buyer shall make all deliveries and payments and perform any other obligations required of it by Section 5.5 hereof.
10. INDEMNITIES.
     10.1 Definitions. As used in this Article 10, the following terms shall have the following meanings: “Loss” shall mean any and all losses, claims, damages, liabilities, expenses, actions, causes of action, charges, costs and expenses, including reasonable attorneys’ and accountants’ and other professional fees, or assessments, incurred in connection with any matter that is the subject of indemnification pursuant to this Article 10, including, but not limited to, reasonable costs of investigation, examination, reclamation and remediation, and the reasonable fees and disbursements of consultants and legal counsel, and all reasonable costs incurred by such party in connection with the investigation and enforcement of any of the indemnification obligations set forth in this Article 10. “Ownership Defense Costs” shall mean any and all costs or expenses, including but not limited to legal costs and expenses, paid or incurred by the Buyer to maintain, protect or secure ownership of the Shares, or to defend the Buyer’s rights under this Agreement, in connection with any involuntary bankruptcy proceeding against any Seller, a voluntary bankruptcy proceeding initiated by any Seller or in connection with any creditors rights claims asserted against any Seller or any of the Shares, and includes any payments made by the Buyer in settlement of any such claims; provided, however, that the Buyer shall not make any payments or agree to make payments in settlement of any such claims without the prior written consent of Sellers, not to be unreasonably delayed, withheld or conditioned.
     10.2 General Indemnity by Sellers. Sellers jointly and severally shall indemnify and hold each of the Buyer, its affiliates and their respective officers, directors, managers, employees and owners (each, a “Buyer Indemnitee”) harmless from and against any Losses that the Buyer Indemnitee may suffer, sustain, incur or become subject to, directly or indirectly arising out of, based upon, or by reason of (A) any breach of the warranties, representations, covenants and agreements of any Seller or BMC contained in this Agreement, (B) any Excess Liabilities (as hereafter hereafter defined), (C) any Ownership Defense Costs, (D) the failure of BMC or any other person to comply with all applicable Laws with respect to actions, omissions or events occurring prior to the Closing Date (each, a “Violation”) or any investigation, inquiry, order, hearing, action or other proceeding by or before any governmental agency which has resulted or is alleged to have resulted directly or indirectly from any Violation for any period prior to the Closing Date. Sellers acknowledges that the Liquidating Note and the Installment Note to be executed at Closing will provide that, in lieu of obtaining the payment of cash amount to any indemnity obligation of Sellers hereunder, the amounts payable under this indemnity may be offset against the amounts payable by the Buyer and/or BMC under such notes on a dollar for dollar basis, at the option of the Buyer. “Excess Liabilities” means (i) any Updated Liability shown on Schedule 1.4 hereof, as updated pursuant to Section 4.4 hereof in excess of the amount shown on such schedule, including but not limited to any liability for taxes, interest, penalties or other charges payable with respect to the Unfiled Tax Returns in excess of the amounts reported or shown as due and payable with respect thereto, (ii) any Pay At Closing Liability shown on Schedule 5.2 hereof in excess of the amount shown on such schedule, and (iii) any and all other liabilities of BMC, of whatever nature, whether known or unknown, fixed or contingent, with respect to BMC’s corporate existence, properties, contracts, all acts or omissions by BMC or other events affecting BMC or its properties to the extent occurring or relating to events occurring before the Closing, to the extent such liabilities either have not been disclosed on the Schedules attached to this Agreement or exceed the amounts set forth on such Schedules, it being a requirement of the disclosure of liabilities in the Schedules hereto that Sellers affix a dollar amount to each disclosed liability, the parties agreeing that any failure to do so shall be treated as an assertion by Sellers that the liability described is zero.
     10.3 General Indemnity by the Buyer. From and after the Closing, the Buyer shall indemnify and hold Sellers, and their respective heirs, successors and assigns (each, a “Seller Indemnitee”) harmless, or cause BMC to indemnify and hold each Seller Indemnitee harmless, from and against any Losses that the Seller Indemnitee may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of (A) any breach of the warranties, representations, covenants and agreements of the Buyer contained in this Agreement, (B) any liabilities described in Schedule 5.2 hereof, except to the extent that the amount thereof due and payable as of the Closing Date exceeds the amount represented by Sellers pursuant to Schedule

5.2 hereof as due and payable as of such date, and (C) any liabilities of BMC incurred with respect to acts or omissions of BMC or other events affecting BMC occurring from and after the Closing, to the extent arising from such post-Closing acts, omissions or other events.
     10.4 Third Party Claims. Promptly upon receipt by an indemnified party of notice of the commencement of any claim or action for which indemnification is to be sought pursuant to said Section 10.2 or 10.3, such indemnified party shall notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party shall relieve the indemnifying party from liability under said Section 10.2 or 10.3 only to the extent that the indemnifying party was prejudiced materially as a result thereof. If any such claim or action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and may elect, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel approved by the indemnified party; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either (i) the indemnifying party agrees, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the reasonable opinion of counsel to the indemnifying party, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. In no event shall an indemnifying party be liable under this Article 10 for any settlement of any claim or action against an indemnified party effected without its written consent, which consent shall not be unreasonably withheld.
     10.5 Survival of Covenants and Representations and Warranties and Time Limitation on Indemnification for Misrepresentations. All covenants of the parties in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement. All of the representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of the greater of (i) five (5) years or (ii) the expiration of the applicable statute of limitations. The applicable period of survival under this Section 10.5 relating to representations and warranties is referred to herein as the “Indemnity Claim Period”. Notwithstanding the foregoing and without limiting any other rights and remedies available to the parties, any assertion by any indemnified party that an indemnifying party is liable for indemnification under the terms of Section 10.2 or 10.3 with respect to a breach of a representation or warranty must be made in writing and must be given to the indemnifying party on or prior to the end of the Indemnity Claim Period to which such claim relates. If a claim for indemnification is made during the applicable period provided in this Section 10.5, the obligations of the indemnifying party with respect to such claim shall continue until the final resolution of the claim.
     10.6 Costs and Expenses. The indemnifying party shall pay to the indemnitee all reasonable costs and expenses (including the reasonable fees and disbursements of the indemnitee’s legal counsel) incurred by any indemnitee in connection with the indemnity or the enforcement of the terms of the indemnity provided by this Article 10.

     10.7 Reclamation. At Sellers’ written election, delivered within 30 days following receipt of any claim from Buyer of an obligation which Sellers are required to indemnify Buyer hereunder for or relating to reclamation required on the Real Property, Sellers may undertake to arrange for and perform such required reclamation work at their sole cost and expense and in connection therewith may recover, transport and use materials from the Real Property at no cost to them as material for use in performing such work, provided, however, that (i) they shall coordinate such activities with BMC in order to eliminate or minimize any disruption to BMC ‘s business, (ii) shall perform such work in a workmanlike and professional manner, and (iii) BMC may require evidence that those involved in such work are adequately covered by insurance, and (iv) Sellers shall remain liable for any obligation under this Article 10 with respect to such claim to the extent that the work performed by them is determined by applicable authorities to be inadequate or incomplete or otherwise unsatisfactory. If BMC obtains an industrial mining permit relating to the limestone mining site on the Real Property (for which currently the State of Ohio has a reclamation obligation and which Ohio will reclaim unless BMC does obtain a permit), the reclamation obligations relating to such site will not be obligations of Sellers to Buyer, either as “Excess Liabilities” or otherwise, under this Article 10 or otherwise under this Agreement.
11. TERMINATION.
     11.1 Right of Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Sellers and the Buyer;
          (b) by either the Sellers or the Buyer if the other shall fail to fulfill or satisfy in any material respect the conditions precedent to the performance of the other party’s obligations in accordance with the terms hereof.
12. GENERAL PROVISIONS
     12.1 Completion of Schedules and Exhibits. Schedules 1.4, 1.6, 4.3, 5.2 and 7.1(h) and Exhibits A, B, E and F shall be completed at the time of execution of this Agreement and attached hereto. All other Schedules and Exhibits referenced herein shall be completed by Sellers and/or BMC no later than July 20, 2005, provided to Buyer and attached hereto.
     12.2 Cooperation; Best Efforts. Subject to the terms and conditions herein provided, the Sellers and the Buyer mutually agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement and/or the provisions of a Liquidating Note, Installment Note, or Escrow Agreement as provided for in this Agreement, each party, or the proper officers and directors of each party, shall take all such necessary action, including the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

     12.3 Amendment; Waiver. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and signed by the Buyer, the Sellers and BMC. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement.
     12.4 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own costs and expenses incident to its negotiation and preparation of this Agreement and the performance of its obligations hereunder. The Sellers shall pay all transfer taxes, sales taxes, and other similar costs directly related to the transactions contemplated by this Agreement.
     12.4 Agreement Binding on Heirs and Assigns. This Agreement and all conditions and provisions hereof are intended to and shall be binding upon and inure to and be for the sole and exclusive benefit of the parties hereto and their respective heirs, personal representatives, permitted successors and assigns (and any other person entitled to indemnity under Article 10.). Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable benefit, right, remedy or claim under or in respect of this Agreement or any provision herein.
     12.5 Assignment. No party may transfer or assign any of its or his rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt thereat shall be null and void; provided, however, that (i) the Buyer may transfer and assign this Agreement to Rail Waste Holdings, LLC (“RWH”), any affiliate that is owned at least fifty percent (50%) by the same persons who own the Buyer, and/or (ii) Buyer, with Sellers approval which shall not be unreasonably withheld, may transfer and assign this Agreement to any successor of all or substantially all of the business or assets of E-Rail or RWH, provided that such transferee or assignee agrees to assume the Buyer’s obligations hereunder.
     12.6 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     12.7 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Ohio, without regard to its principles of conflict of laws.
     12.8 Entire Agreement. This Agreement, together with its Exhibits and Schedules, contains the entire agreement between the parties covering the subject matter hereof.
     12.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
     IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first written above.

SELLERS:

THOMAS J. BELVILLE

ROBERT E. BELVILLE

BMC:

BELVILLE MINING COMPANY, INC.

By:

Name:

Title:

BUYER:

E RAIL LOGISTICS, INC.

By:

Name:

Title:

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Liquidating Note
Exhibit B	Installment Note
Exhibit C	Mortgage 1
Exhibit D	Mortgage 2
Exhibit E	Option between BMC and Emily Lucy C. Burch aka Emily Lucy C. Wingert
Exhibit F	Copies of Letters by the Rollysons, Roshon and Walker Equipment

Schedule 1.3	Equipment
Schedule 1.4	Known Liabilities
Schedule 1.5	Permits
Schedule 1.6	Real Property
Schedule 4.3	Unfiled Tax Returns
Schedule 5.2	Pay at Closing Liabilities
Schedule 7.1(h)	Liens on Rollyson, Roshon and Globe Hollow Tracts
Schedule 7.1(j)	Mortgages
Schedule 7.1(k)	Contracts
Schedule 7.1(l)	Due Diligence Checklist
Schedule 7.1(m)	Exceptions to tax Representation
Schedule 7.1(n)	Disclosure of Exceptions to Compliance with Laws
Schedule 7.1(o)	Litigation